Exhibit 7(r)

AGREEMENT AND PLAN OF MERGER

dated as of

December 15, 2004

among

LMC ANIMAL PLANET, INC.,

LIBERTY N2P, INC.,

LIBERTY N2P II, INC., and

LIBERTY N2P III, INC.

and

IDT CORPORATION,

IDT LMC-N2P ACQUISITION I, INC.,

IDT LMC-N2P ACQUISITION II, INC., and

IDT LMC-N2P ACQUISITION III, INC.

and

solely with respect to Section 6.07,

the other signatories listed on the signature pages hereto

i

Section 5.12	Business Combination Statutes
Section 5.13	Conducted Own Diligence
ARTICLE VI COVENANTS
Section 6.01	NYSE Listing
Section 6.02	Commercially Reasonable Efforts to Close; Preparation and Mailing of Information Statement
Section 6.03	Confidentiality
Section 6.04	Transfer Limitations; 1933 Act Legend
Section 6.05	Confidentiality of Agreement
Section 6.06	Notification of Certain Matters
Section 6.07	NTOP
Section 6.08	Rule 144
Section 6.09	Asset Maintenance
ARTICLE VII TAX MATTERS
Section 7.01	Tax Definitions
Section 7.02	Tax Representations
Section 7.03	Covenants
Section 7.04	Tax Sharing
Section 7.05	Cooperation On Tax Matters
Section 7.06	Tax Indemnification
Section 7.07	Purchase Price Adjustment
Section 7.08	IDT Parent Representations, Warranties and Covenants
Section 7.09	Transfer Taxes
Section 7.10	Survival
ARTICLE VIII EMPLOYEE BENEFIT PLANS
Section 8.01	Employee Benefit Plans Representations
ARTICLE IX INDEMNIFICATION
Section 9.01	Indemnification by each of IDT Parent and each IDT Subsidiary
Section 9.02	Indemnification by LMC Animal Planet
Section 9.03	Procedure
Section 9.04	Exclusivity of Remedy
Section 9.05	Certain Limitations
Section 9.06	Method of Payment for Certain Indemnification Payments
ARTICLE X TERMINATION
Section 10.01	Termination
ARTICLE XI MISCELLANEOUS
Section 11.01	Successors and Assigns
Section 11.02	Survival
Section 11.03	Governing Law
Section 11.04	Counterparts; Effectiveness
Section 11.05	Captions and Headings
Section 11.06	Notices
Section 11.07	Amendments and Waivers
Section 11.08	Severability
Section 11.09	Entire Agreement
Section 11.10	Specific Enforcement

ii

Section 11.11	Expenses
Section 11.12	Further Assurances
Section 11.13	Waiver of Jury Trial
Section 11.14	Third Party Beneficiaries

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 15, 2004, by and among LMC Animal Planet, Inc., a Colorado corporation (“LMC Animal Planet”), Liberty N2P, Inc., a Delaware corporation (“Liberty N2P”), Liberty N2P II, Inc., a Delaware corporation (“Liberty N2P II”), Liberty N2P III, Inc., a Delaware corporation (“Liberty N2P III,” and together with Liberty N2P and Liberty N2P II, the “Seller Subsidiaries”), IDT Corporation, a Delaware corporation (“IDT Parent”), IDT LMC-N2P Acquisition I, Inc., a Delaware corporation (“IDT Sub 1”), IDT LMC-N2P Acquisition II, Inc., a Delaware corporation (“IDT Sub 2”), and IDT LMC-N2P Acquisition III, Inc., a Delaware corporation (“IDT Sub 3,” and together with IDT Sub 1 and IDT Sub 2, the “IDT Subsidiaries”), and, solely with respect to Section 6.07, the other signatories listed on the signature pages to this Agreement.

R E C I T A L S:

WHEREAS, each Seller Subsidiary is a direct, wholly owned subsidiary of LMC Animal Planet, which is an indirect majority owned subsidiary of Liberty Media Corporation, a Delaware corporation (“Liberty Parent”);

WHEREAS, each IDT Subsidiary is a direct wholly owned subsidiary of IDT Parent;

WHEREAS, the sole assets of Liberty N2P and Liberty N2P II consist of membership interests in NTOP Holdings, LLC, a Delaware limited liability company (“NTOP”);

WHEREAS, the sole assets of NTOP consist of shares of Class A common stock, par value $.01 per share (“Net2Phone Class A Common Stock”), of Net2Phone, Inc., a Delaware corporation (“Net2Phone”), and membership interests in IT Stock, LLC, a Delaware limited liability company, the sole assets of which consist of shares of Net2Phone Class A Common Stock;

WHEREAS, the sole assets of Liberty N2P III consist of shares of common stock, par value $.01 per share (“Net2Phone Common Stock”), of Net2Phone;

WHEREAS, IDT Parent desires to acquire each Seller Subsidiary by means of a merger, and LMC Animal Planet desires to effect such mergers; and

WHEREAS, it is intended that, for U.S. federal income tax purposes, each such merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW THEREFORE, the parties hereto agree as follows:

ARTICLE I
THE MERGERS

Section 1.01                                The Mergers.

(a)                                  At the Closing (as defined in Section 2.04(a) below), (i) IDT Sub 1 shall be merged with and into Liberty N2P (“Merger 1”), (ii) IDT Sub 2 shall be merged with and into Liberty N2P II (“Merger 2”) and (iii) IDT Sub 3 shall be merged with and into Liberty N2P III (“Merger 3,” and each, a “Merger,” and collectively, the “Mergers”), in each case in accordance with Section 251 of the General Corporation Law of the State of Delaware (the “DGCL”) and in accordance with the terms and conditions hereof, whereupon the separate existence of each IDT Subsidiary shall cease in accordance with the DGCL, and (A) Liberty N2P shall be the surviving entity of Merger 1 (“Surviving Entity 1”), (B) Liberty N2P II shall be the surviving entity of Merger 2 (“Surviving Entity 2”) and (C) Liberty N2P III shall be the surviving entity of Merger 3 (“Surviving Entity 3;” and each, a “Surviving Entity,” and collectively, the “Surviving Entities”), in each case in accordance with the DGCL.

(b)                                 On the Closing Date (as defined in Section 2.04(a) below), each Seller Subsidiary shall file a certificate of merger with the Secretary of State of Delaware and make all other filings or recordings required by the DGCL in connection with the Merger to which it is a party.  Each Merger shall become effective at such time (the “Effective Time”) as the corresponding certificate of merger is duly filed with the Secretary of State of Delaware or at such later time as is specified in such certificate of merger.

(c)                                  From and after the Effective Time of each Merger, the Surviving Entity of such Merger shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Seller Subsidiary party to such Merger and the IDT Subsidiary party to such Merger, all as provided under the DGCL, and thereafter neither LMC Animal Planet nor any of its Affiliates (as defined in Section 7.01 below) shall have any right, obligation or liability with respect to any Seller Subsidiary other than as expressly set forth in this Agreement.

Section 1.02                                Conversion of Shares.

(a)                                  At the Effective Time of the Merger of Liberty N2P and IDT Sub 1, by virtue of such Merger and without any action on the part of any of the parties hereto or any holder of any securities of Liberty N2P or IDT Sub 1, (i) each share of common stock of Liberty N2P outstanding immediately prior to such Effective Time shall automatically be converted into the right to receive 3,268.9719 shares of Class B Common Stock, par value $.01 per share, of IDT Parent (“IDT Parent Class B Common Stock”), and (ii) each share of common stock of IDT Sub 1 outstanding immediately prior to such Effective Time shall automatically be converted into one share of common stock of Surviving Entity 1.

(b)                                 At the Effective Time of the Merger of Liberty N2P II and IDT Sub 2, by virtue of such Merger and without any action on the part of any of the parties hereto or any holder of any securities of Liberty N2P II or IDT Sub 2, (i) each share of common stock of Liberty N2P II outstanding immediately prior to such Effective Time shall automatically be converted into the right to receive 236.3762 shares of IDT Parent Class B Common Stock, and (ii) each share of common stock of IDT Sub 2 outstanding immediately prior to such Effective Time shall automatically be converted into one share of common stock of Surviving Entity 2.

(c)                                  At the Effective Time of the Merger of Liberty N2P III and IDT Sub 3, by virtue of such Merger and without any action on the part of any of the parties hereto or any holder of any securities of Liberty N2P III or IDT Sub 3, (i) each share of common stock of Liberty N2P III outstanding immediately prior to such Effective Time shall automatically be converted into the right to receive 249.1313 shares of IDT Parent Class B Common Stock, and (ii) each share of common stock of IDT Sub 3 outstanding immediately prior to such Effective Time shall automatically be converted into one share of common stock of Surviving Entity 3.  The shares of IDT Parent Class B Common Stock issuable in the Mergers, as may be adjusted pursuant to Section 1.02(d), are referred to herein as the “Consideration Shares.”

(d)                                 In the event of any dividend, distribution, recapitalization, stock split or combination, or similar event with respect to or affecting the IDT Parent Class B Common Stock after the date hereof and prior to the Effective Time of the Mergers, the foregoing exchange ratios shall be appropriately adjusted.

(e)                                  At the Effective Time of each Merger, all shares of common stock of Liberty N2P, Liberty N2P II and Liberty N2P III, as applicable, that have been converted into the right to receive shares of IDT Parent Class B Common Stock shall be automatically canceled and shall cease to exist, and the holder of the common stock of Liberty N2P, Liberty N2P II and Liberty N2P III shall cease to have any rights with respect to such shares, other than the right to receive certificates representing the Consideration Shares exchangeable therefor.

Section 1.03                                No Fractional Shares.  No certificates or scrip representing fractional shares of IDT Parent Class B Common Stock shall be issued as a result of any conversion provided for in Section 1.02.  In lieu of the issuance of fractional shares, in the event a holder of Seller Subsidiary capital stock would be entitled to receive any fraction of a share of IDT Parent Class B Common Stock pursuant to Section 1.02, such fraction shall be rounded up to the nearest whole number, so that such holder will receive a whole number of shares of IDT Parent Class B Common Stock; provided, however, that if more than one certificate representing shares of any Seller Subsidiary capital stock shall be surrendered for the account of the same holder, the number of shares of IDT Parent Class B Common Stock for which certificates have been surrendered shall be computed on the basis of the aggregate number of shares represented by the certificates so surrendered with respect to such Seller Subsidiary.

Section 1.04                                Stock Transfer Books; Extinction of Stockholder Rights.  At the Effective Time of each Merger, the stock transfer books of the Seller Subsidiary party to such Merger shall be closed with respect to the shares of common stock of such Seller

Subsidiary outstanding immediately prior to such Effective Time.  All Consideration Shares issued upon surrender of a certificate representing shares of common stock of any Seller Subsidiary in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to that certificate and the shares of Seller Subsidiary common stock represented thereby, and there shall be no further registration of transfers on the stock transfer books of any Seller Subsidiary of shares of common stock of such Seller Subsidiary outstanding immediately prior to the Effective Time of the Merger to which such Seller Subsidiary is party.

Section 1.05                                Tax Effect.  The parties intend that each of the Mergers shall qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall be and hereby is adopted by each of the parties as a plan of reorganization for purposes of Section 368 of the Code and the Treasury Regulations (as defined in Section 7.01 below) thereunder.

ARTICLE II
THE SURVIVING ENTITIES; CLOSING

Section 2.01                                Certificate of Incorporation.  The certificate of incorporation of each IDT Subsidiary in effect at the Effective Time of the Merger to which such IDT Subsidiary is party shall be the certificate of incorporation of the Surviving Entity of such Merger, until amended in accordance with the DGCL.

Section 2.02                                Bylaws.  The bylaws of each IDT Subsidiary in effect at the Effective Time of the Merger to which such IDT Subsidiary is party shall be the bylaws of the Surviving Entity of such Merger, until amended in accordance with the DGCL.

Section 2.03                                Officers and Directors.  From and after the Effective Time of each Merger, the officers and directors of each IDT Subsidiary immediately prior to such Effective Time shall be the officers and directors of the corresponding Surviving Entity, each to hold office in accordance with the bylaws of such Surviving Entity or until his or her successor is designated in accordance therewith.

Section 2.04                                Closing.

(a)                                  Time and Place.  The consummation of the Mergers and the issuance and delivery of the Consideration Shares by IDT Parent to LMC Animal Planet, in its capacity as the sole stockholder of the Seller Subsidiaries (the “Closing”), will take place at the offices of Baker Botts L.L.P., 30 Rockefeller Plaza, New York, New York, at 5:00 p.m. on the Business Day that is three (3) Business Days after the date on which the conditions set forth in Article 3 have been fulfilled or, where permissible, waived, or at such other time and place as IDT Parent and LMC Animal Planet may agree orally or in writing (the “Closing Date”).  For purposes of this Agreement, “Business Day” means a day other than a Saturday, Sunday or day on which banks in the City of New York are authorized to close.

(b)                                 Deliveries.  At the Closing:

(i)                                     LMC Animal Planet shall deliver to IDT Parent:

(1)                                  a certificate of the secretary of LMC Animal Planet, dated the Closing Date, certifying (A) the signature and incumbency of each officer of LMC Animal Planet who signed this Agreement or the Registration Rights Agreement and (B) that all necessary corporate and shareholder action required to be taken by the board of directors and shareholders of LMC Animal Planet in connection with the execution, delivery and performance of this Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby has been taken;

(2)                                  a certificate of the secretary of each Seller Subsidiary, dated the Closing Date, certifying (A) the signature and incumbency of each officer of such company who signed this Agreement and (B) that all necessary corporate and shareholder action required to be taken by the board of directors and shareholders of such company in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Mergers) has been taken;

(3)                                  a long form certificate of good standing of LMC Animal Planet from the Colorado Secretary of State, as of a date not more than 3 days prior to the Closing Date;

(4)                                  a long form certificate of good standing of each Seller Subsidiary from the Delaware Secretary of State, each as of a date not more than 3 days prior to the Closing Date;

(5)                                  the certificate of LMC Animal Planet described in Section 3.03(b);

(6)                                  certificates representing all of the issued and outstanding shares of common stock of each Seller Subsidiary;

(7)                                  the stock transfer book of each Seller Subsidiary, if any;

(8)                                  resignations from the directors and officers of each Seller Subsidiary; and

(9)                                  a Registration Rights Agreement, in the form attached hereto as Annex A (the “Registration Rights Agreement”), executed by LMC Animal Planet.

(ii)                                  IDT Parent and the IDT Subsidiaries shall deliver to LMC Animal Planet:

(1)                                  a certificate of the secretary of (A) each of IDT Parent and each IDT Subsidiary, dated the Closing Date, certifying the signature and incumbency of each officer of such company who signed this Agreement or the Registration Rights Agreement and that all necessary corporate and shareholder action required to be taken by the board of directors and shareholders of each of IDT Parent and each IDT Subsidiary in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Mergers) has been taken; and (B) IDT Parent, dated the Closing Date, certifying that all necessary corporate and shareholder action required to be taken by IDT Parent in connection with the execution, delivery and performance of the Registration Rights Agreement and the consummation of the transactions contemplated thereby has been taken;

(2)                                  a long form certificate of good standing of each of IDT Parent and each IDT Subsidiary from the Delaware Secretary of State, each as of a date not more than 3 days prior to the Closing Date;

(3)                                  the certificates described in Section 3.02(d);

(4)                                  duly executed stock certificates representing 3,754,479 Consideration Shares (subject to adjustment as provided in Section 1.02(d)), duly executed and in proper form, registered in the name of LMC Animal Planet in such denominations as shall be provided by LMC Animal Planet to IDT Parent not less than 3 Business Days prior to the Closing Date;

(5)                                  the Registration Rights Agreement executed by IDT Parent; and

(6)                                  a fully executed listing application authorizing the Consideration Shares for listing on the New York Stock Exchange, Inc. (“NYSE”), subject only to official notice of issuance.

ARTICLE III
CONDITIONS TO CLOSING

Section 3.01                                Conditions to Each Party’s Obligation to Effect the Mergers.  The respective obligations of each party to consummate the Mergers are subject to and conditioned on the satisfaction (or, to the extent permitted by Applicable Law (as defined in Section 4.05(d) below), waiver) prior to or at the Closing, of the following condition(s):

(a)                                  No Restraints.  No provision of Applicable Law shall be in effect which has the effect of making the Mergers or any of the other transactions contemplated hereby or by the Registration Rights Agreement illegal or shall otherwise restrain or prohibit the consummation of the transactions contemplated hereby (including, without limitation, the Mergers) and thereby.

(b)                                 No Litigation.  No court, governmental or other proceedings shall be pending or, to the knowledge of the executive officers of any party hereto, threatened against or affecting any party hereto that, if resolved adversely to any party hereto, would have, individually or in the aggregate, the effect of preventing or materially burdening or materially impairing the ability of any party hereto to consummate the transactions contemplated hereby (including, without limitation, the Mergers).

(c)                                  Shareholder Consent; Expiration of Waiting Period.  The Shareholder Consent (as defined in Section 5.02(e)) shall have been obtained and be in full force and effect, and the twenty (20)-calendar waiting period (the “Waiting Period”) prescribed by Rule 14c-2 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the distribution of the related Information Statement (as defined in Section 6.02(b) below) shall have expired, and no action, suit, proceeding or investigations by the Securities and Exchange Commission (the “SEC”) or the NYSE shall have been initiated and be continuing or have been threatened and resolved adverse to IDT Parent, in respect of such Shareholder Consent or Information Statement.

(d)                                 HSR.  Any waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), applicable to the transactions contemplated hereby shall have expired or shall have been terminated.

Section 3.02                                Conditions of LMC Animal Planet and the Seller Subsidiaries to Effect the Mergers.  The respective obligations of LMC Animal Planet and the Seller Subsidiaries, or any of them, to consummate the Mergers are subject to and conditioned upon the satisfaction (or, to the extent permitted by Applicable Law, waiver by LMC Animal Planet) prior to or at the Closing, of each of the following conditions:

(a)                                  Representations and Warranties; Covenants.  The representations and warranties of each of IDT Parent and each IDT Subsidiary contained in this Agreement shall, if specifically qualified by materiality, be true and correct in all respects and, if not so qualified, be true and correct in all material respects, in each case as of the Closing Date, except to the extent such representations and warranties are expressly made as of only an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), and all covenants and agreements of each of IDT Parent and each IDT Subsidiary contained in this Agreement to be performed on or prior to the Closing Date shall have been performed or complied with, as applicable, in all material respects on or prior to the Closing Date.

(b)                                 Registration Rights Agreement.  IDT Parent shall have executed and delivered the Registration Rights Agreement for execution by LMC Animal Planet.

(c)                                  NYSE Listing.  The Consideration Shares issuable in the Mergers shall have been authorized for listing on the NYSE, subject only to official notice of issuance, and the shareholder approval requirements of Section 312.03 of the NYSE Listed Company Manual shall have been complied with.

(d)                                 Compliance Certificate.  LMC Animal Planet shall have received a certificate from each of IDT Parent and each IDT Subsidiary, dated as of the Closing Date, executed by an executive officer of IDT Parent and by an executive officer of each

IDT Subsidiary, respectively, stating that, to the knowledge of such person, the conditions set forth in Sections 3.01(c) and 3.02(a), (b), (c) and (e) have been satisfied.

(e)                                  No Material Adverse Effect.  Since the date of this Agreement, there shall have been no event, occurrence or circumstance which has had, or would reasonably be expected to have, a Material Adverse Effect (as defined in Section 5.01 below).

Section 3.03                                Conditions of IDT Parent and each IDT Subsidiary to Effect the Mergers.  The respective obligations of IDT Parent and the IDT Subsidiaries, or any of them, to consummate the Mergers are subject to and conditioned upon the satisfaction (or, to the extent permitted by Applicable Law, waiver by IDT Parent) prior to or at the Closing, of the following conditions:

(a)                                  Representations and Warranties; Covenants.  The representations and warranties of LMC Animal Planet contained in this Agreement shall, if specifically qualified by materiality, be true and correct in all respects and, if not so qualified, be true and correct in all material respects, in each case as of the Closing Date, except to the extent such representations and warranties are expressly made as of only an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), and all covenants and agreements of each of LMC Animal Planet and each Seller Subsidiary contained in this Agreement to be performed on or prior to the Closing Date shall have been performed or complied with, as applicable, in all material respects on or prior to the Closing Date.

(b)                                 Compliance Certificate of LMC Animal Planet.  IDT Parent shall have received a certificate from LMC Animal Planet, dated as of the Closing Date, executed by an executive officer of LMC Animal Planet stating that, to the knowledge of such executive officer, the condition set forth in Section 3.03(a) has been satisfied.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF LMC ANIMAL PLANET

LMC Animal Planet represents and warrants to each of IDT Parent and each IDT Subsidiary that:

Section 4.01                                Organization, Good Standing and Qualification.  Each of LMC Animal Planet and each Seller Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted.  No Seller Subsidiary is required to be qualified to do business as a foreign corporation in any jurisdiction.

Section 4.02                                Capitalization; No Liens.

(a)                                  The authorized capital stock of each of Liberty N2P, Liberty N2P II and Liberty N2P III consists solely of 10,000 shares of common stock, par value $.01 per share, 1,000 shares of which are issued and outstanding in the case of each of Liberty

N2P, Liberty N2P II and Liberty N2P III (collectively, the “Seller Subsidiaries Stock”).  LMC Animal Planet owns all of the issued and outstanding shares of Seller Subsidiaries Stock.

(b)                                 Other than this Agreement, there are (i) no outstanding options, warrants, agreements, conversion rights, exchange rights, preemptive rights or other rights (whether contingent or not) to subscribe for, purchase or acquire any issued or unissued shares of common stock of any of the Seller Subsidiaries, (ii) no outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to any of the Seller Subsidiaries, (iii) no rights, contracts, commitments or arrangements (contingent or otherwise) obligating any Seller Subsidiary to either (A) redeem, purchase or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any outstanding shares of, or any outstanding warrants or rights of any kind to acquire any shares of, or any outstanding securities that are convertible into or exchangeable for any shares of, common stock of such Seller Subsidiary, or (B) pay any dividend or make any distribution in respect of any shares of, or any outstanding securities that are convertible or exchangeable for any shares of, common stock of such Seller Subsidiary, (iv) no agreements or arrangements under which any Seller Subsidiary is obligated to register the sale of any of its securities under the Securities Act, and (v) except as described on Schedule 4.02(b) of the Seller Disclosure Schedules, no restrictions upon, or Contracts (as defined below) or understandings of any Seller Subsidiary, or to the knowledge of the executive officers of each of LMC Animal Planet and each Seller Subsidiary, Contracts or understandings of any other person, with respect to, the voting or transfer of any shares of common stock of such Seller Subsidiary.  Except as described on Schedule 4.02(b) of the Seller Disclosure Schedules, no party has any right of first refusal, right of first offer, right of co-sale or other similar right regarding the securities of any Seller Subsidiary.  For purposes of this Agreement, “Contract” means any written or oral agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation.

(c)                                  LMC Animal Planet has delivered to IDT Parent true and complete copies of the Certificate of Incorporation and Bylaws of each Seller Subsidiary, as in effect on the date hereof and as will be in effect on the Closing Date.

(d)                                 Except as described on Schedule 4.02(d) of the Seller Disclosure Schedules, all shares of the Seller Subsidiaries Stock have been duly authorized and validly issued and are fully paid and nonassessable and are owned free and clear of any mortgage, pledge, lien, security interest, purchase option, call, claim, restriction on transfer, voting restriction, charge or encumbrance of any kind (each, a “Lien”).

Section 4.03                                Assets of Seller Subsidiaries.

(a)                                  Liberty N2P is the record owner of 33 Class A Membership Interests of NTOP (“NTOP Class A Units”) and 97 Class B Membership Interests of NTOP (“NTOP Class B Units”).  Liberty N2P II is the record owner of 23 NTOP Class A Units. Liberty N2P III is the record owner of 1,250,000 shares of Net2Phone Common Stock.  Except as described on Schedule 4.03(a) of the Seller Disclosure Schedule, the Seller Subsidiaries own the foregoing securities (collectively, the “Securities”) free and clear of any Lien.  Other than the Securities, no Seller Subsidiary owns any other asset, and, except for Taxes (as defined in Article 7 below), its obligations under this Agreement and the obligations described on Schedule 4.03(a) of the Seller Disclosure Schedules, no Seller Subsidiary has any liabilities.  No Seller Subsidiary is a party to any Contract other than this Agreement and the agreements listed on Schedule 4.03(a) of the Seller Disclosure Schedules.  No Seller Subsidiary has any employees or conducts any business other than owning its respective Securities.

(b)                                 Except as expressly set forth in Section 4.03(a), LMC Animal Planet makes no representation or warranty with respect to the business, assets, capital structure, results or operations, financial condition or prospects of, or any other matter concerning, NTOP or Net2Phone.

Section 4.04                                Corporate Authority.

(a)                                  Each of LMC Animal Planet and each Seller Subsidiary has all requisite corporate power and authority necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby (including, without limitation, the Mergers).  LMC Animal Planet has all requisite corporate power and authority necessary to execute, deliver and perform its obligations under the Registration Rights Agreement and to consummate the transactions contemplated thereby.

(b)                                 The execution, delivery and performance by each of LMC Animal Planet and each Seller Subsidiary of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Mergers) have been duly authorized by all necessary corporate and shareholder action on the part of each of LMC Animal Planet and each Seller Subsidiary.  The execution, delivery and performance by LMC Animal Planet of the Registration Rights Agreement and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of LMC Animal Planet.

(c)                                  Each of LMC Animal Planet and each Seller Subsidiary has duly executed and delivered this Agreement. This Agreement is a valid and binding agreement of each of LMC Animal Planet and each Seller Subsidiary, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and general equity principles.

(d)                                 The Registration Rights Agreement, when executed and delivered by LMC Animal Planet in accordance with this Agreement, will be duly executed and delivered by LMC Animal Planet and will constitute a valid and binding agreement of LMC Animal Planet, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and general equity principles.

Section 4.05                                No Violation; Consents.

(a)                                  The execution, delivery and performance by each of LMC Animal Planet and each Seller Subsidiary of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Mergers) by each of LMC Animal Planet and each Seller Subsidiary, and the execution, delivery and performance by LMC Animal Planet of the Registration Rights Agreement and the consummation of the transactions contemplated thereby by LMC Animal Planet, do not and will not contravene any Applicable Law (assuming the expiration or termination of any applicable waiting period under the HSR Act), except for any such contravention that would not, individually or in the aggregate, reasonably be expected (i) as to any Seller Subsidiary, to have a material adverse effect on its assets, (ii) as to each of LMC Animal Planet and each Seller Subsidiary, to prevent or materially burden or materially impair its ability to perform its obligations hereunder, or (iii) as to LMC Animal Planet, to prevent or materially burden or materially impair its ability to perform its obligations under the Registration Rights Agreement.

(b)                                 The execution, delivery and performance of this Agreement by each of LMC Animal Planet and each Seller Subsidiary (i) will not violate, result in a breach of or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which LMC Animal Planet or such Seller Subsidiary is a party or by which its assets is subject (assuming that the waiver and consent contemplated by Section 6.07(a) is valid, binding and enforceable against each of IDT Parent and each IDT Member), and (ii) will not conflict with or violate any provision of the Certificate of Incorporation or Bylaws of LMC Animal Planet or such Seller Subsidiary, as in effect on the date hereof and as will be in effect on the Closing Date.

(c)                                  Except for (i) the waiver and consent contemplated by Section 6.07(a), (ii) the making of any applicable filings under the HSR Act, (iii) the expiration or termination of any applicable waiting periods under the HSR Act and (iv) the filing of the certificates of merger contemplated by Section 1.01(b), no consent, authorization or order of, or filing or registration with, any Governmental Entity (as defined below) or other person is required to be obtained or made by LMC Animal Planet or any Seller Subsidiary for the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby (including, without limitation, the Mergers) by LMC Animal Planet and the Seller Subsidiaries, or by LMC Animal Planet for the execution, delivery and performance of the Registration Rights Agreement or the consummation of the transactions contemplated thereby, except where the failure to obtain such consents, authorizations or orders, or make such filings or registrations, would not, individually or in the aggregate, reasonably be expected (A) as to any Seller Subsidiary, to have a material adverse effect on its assets, (B) as to each of LMC Animal Planet and each Seller Subsidiary, to prevent or materially burden or materially impair its ability to perform its obligations hereunder, or (C) as to LMC Animal Planet, to prevent or materially burden or materially impair its ability to perform its obligations under the Registration Rights Agreement.

(d)                                 The term “Applicable Law” for purposes of this Agreement means (i) any foreign, United States federal, state or local law, statute, rule, regulation, order, writ, injunction, judgment, decree, arbitration award, agency requirement, license or permit of any Governmental Entity, and (ii) any rule or listing requirement of the NYSE.  The term “Governmental Entity” for purposes of this Agreement means any governmental or regulatory authority, agency, commission, body or other governmental entity or court.

Section 4.06                                Litigation.  There are no outstanding judgments against or affecting any of the Seller Subsidiaries, or proceedings pending or, to the knowledge of the executive officers of each of LMC Animal Planet and each Seller Subsidiary, threatened against or affecting any of the Seller Subsidiaries or any of their respective assets.

Section 4.07                                Unregistered Consideration Shares.  LMC Animal Planet represents and warrants that it is aware that (i) the offer and sale of the Consideration Shares have not been registered under the Securities Act, (ii) the issuance of the Consideration Shares pursuant to the Mergers is intended to be exempt from registration under the Securities Act and the rules promulgated thereunder by the SEC, (iii) the Consideration Shares cannot be offered, sold, assigned, transferred or otherwise disposed of, other than pursuant to an effective registration statement or an available exemption from registration, (iv) sales or transfers of the Consideration Shares are further restricted by state securities laws, and (v) the certificates for the Consideration Shares will bear the legend referred to in Section 6.04.

Section 4.08                                Suitability of Investment.  LMC Animal Planet represents and warrants that it:

(a)                                  is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities Act as presently in effect and is acquiring the Consideration Shares for its own account for investment purposes only and not with a view to the resale or distribution thereof;

(b)                                 will not, directly or indirectly, offer, sell, transfer, assign, exchange or otherwise dispose of all or any part of the Consideration Shares, except in accordance with applicable federal and state securities laws;

(c)                                  has such knowledge and experience in financial, business and tax matters that it is capable of evaluating the merits and risks relating to investment in the Consideration Shares and making an investment decision with respect to IDT Parent;

(d)                                 has been given the opportunity to obtain information and documents relating to IDT Parent and to ask questions of and receive answers from representatives of IDT Parent concerning IDT Parent and the investment in Consideration Shares;

(e)                                  has such knowledge and experience in financial or business matters that it can, and it has, adequately analyzed the risks of an investment in the Consideration Shares and it has determined the Consideration Shares are a suitable investment for it and that it is able at this time, and in the foreseeable future, to bear the economic risk of a total loss of its investment in the Consideration Shares; and

(f)                                    is aware that there are substantial risks incident to an investment in the Consideration Shares.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF
IDT PARENT AND IDT SUBSIDIARIES

Each of IDT Parent and each IDT Subsidiary jointly and severally represents and warrants to each of LMC Animal Planet and each Seller Subsidiary that:

Section 5.01                                Organization, Good Standing and Qualification.  Each of IDT Parent and each IDT Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted.  IDT Parent is the sole stockholder of each IDT Subsidiary.  Each of IDT Parent and each IDT Subsidiary is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, lease or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, when taken together with all other such failure, is not reasonably likely to have a Material Adverse Effect.  For purposes of this Agreement, “Material Adverse Effect” means (i) a material adverse effect on the financial condition, prospects, properties, assets, business or results of operations of IDT Parent and its subsidiaries taken as a whole; provided, however, that any such effect resulting from any change that affects companies in the telecommunications, Internet or Internet telephony industries generally shall not be considered to be a Material Adverse Effect; or (ii) the effect of preventing or materially burdening or materially impairing the ability of IDT Parent or any IDT Subsidiary to perform its obligations under this Agreement or, in the case of IDT Parent alone, to perform its obligations under the Registration Rights Agreement.

Section 5.02                                Capitalization; No Liens.

(a)                                  The authorized capital stock of IDT Parent consists solely of (i) 100,000,000 shares of common stock, par value $.01 per share (“IDT Parent Common Stock”), of which 18,845,933  shares are issued and outstanding and 6,228,927 shares are held in treasury, (ii) 35,000,000 shares of Class A common stock, par value $.01 per share (“IDT Parent Class A Common Stock”), of which 9,816,988 shares are issued and outstanding and none are held in treasury, (iii) 100,000,000 shares of IDT Parent Class B Common Stock, of which 67,554,116 shares are issued and outstanding and 1,608,290 shares are held in treasury, and 10,000,000 shares of preferred stock, par value $.01 per share, none of which are issued and outstanding and none are held in treasury.

(b)                                 Equity Rights and Other Equity-Related Agreements.

(i)                                     Except as set forth on Schedule 5.02(b)(i) to the Purchaser Disclosure Schedules or as specifically disclosed in the Current IDT Reports (as defined below), there are no:

(1)                                  outstanding options, warrants, agreements, conversion rights, exchange rights, preemptive rights or other rights (whether contingent or not) (collectively, “Equity Rights”) to subscribe for, purchase or acquire any issued or unissued shares of capital stock of IDT Parent or any Significant Subsidiary (as defined below);

(2)                                  authorized or outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to IDT Parent or any Significant Subsidiary (collectively, “Equity-Based Awards”); or

(3)                                  securities or instruments containing antidilution or similar provisions that will be triggered by the consummation of the Mergers (collectively, “Antidilution Rights”);

provided, however, that the representations and warranties of IDT Parent and the IDT Subsidiaries set forth in this Section 5.02(b)(i) shall not be breached by the existence of any Equity Rights, Equity-Based Awards or Antidilution Rights, the existence of which would otherwise constitute a breach of this Section 5.02(b)(i) (collectively, “Undisclosed Rights”), if the exercise of all such Undisclosed Rights as of immediately prior to the Effective Time of each Merger (whether or not then immediately exercisable) could not, in the aggregate, result in (x) the issuance of capital stock (or payment of other consideration based on the value of capital stock) representing more than 3% (by value or voting power) of the capital stock of IDT Parent then outstanding, or (y) the issuance of capital stock (or payment of other consideration based on the value of capital stock) representing more than 1% (by value or voting power) of the capital stock of any Significant Subsidiary then outstanding.

(ii)                                  Except as set forth on Schedule 5.02(b)(ii) to the Purchaser Disclosure Schedules or as specifically disclosed in the Current IDT Reports, there are no:

(1)                                  rights, contracts, commitments or arrangements (contingent or otherwise) obligating IDT Parent or any Significant Subsidiary to either (x) redeem, purchase or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any outstanding shares of, or any outstanding warrants or rights of any kind to acquire any shares of, or any outstanding securities that are convertible into or exchangeable for any shares of, capital stock of IDT Parent or any Significant Subsidiary, or (y) pay any dividend or make any distribution in respect of any shares of, or any outstanding securities that are convertible or exchangeable for any shares of, capital stock of IDT Parent or any Significant Subsidiary;

(2)                                  agreements or arrangements under which IDT Parent or any Significant Subsidiary is obligated to register the sale of any of its securities under the Securities Act;

(3)                                  restrictions upon, or Contracts or understandings of IDT Parent or any Significant Subsidiary, or to the knowledge of the executive officers of each of IDT Parent and each Significant Subsidiary, Contracts or understandings of any other person, with respect to the voting or transfer of any shares of capital stock of IDT Parent or any Significant Subsidiary;

(4)                                  provisions of the Certificate of Incorporation or Bylaws of IDT Parent as currently in effect, and no agreement to which IDT Parent or any subsidiary of IDT Parent is a party or by which IDT Parent or any subsidiary of IDT Parent is bound, that would (x) require the vote of the holders of more than a majority of the voting power of the shares of IDT Parent’s issued and outstanding IDT Parent Common Stock, IDT Parent Class A Common Stock and IDT Parent Class B Common Stock, voting together as a single class, to take or prevent any corporate action, other than those matters requiring a class vote under the DGCL, or (y) entitle any party to nominate or elect any director of IDT Parent or require any of IDT Parent’s stockholders to vote for any such nominee or other person as a director of IDT Parent; or

(5)                                  rights of first refusal, rights of first offer, rights of co-sale or other similar rights regarding the securities of IDT Parent.

(iii)                               For purposes of this Agreement:  (A) the term “Current IDT Reports” means the report of IDT Parent on Form 10-K, as filed with the SEC on October 14, 2004, the definitive proxy statement of IDT Parent on Schedule 14A, as filed with the SEC on November 3, 2004, and any reports of IDT Parent on Form 10-Q and Form 8-K as filed with the SEC from the period commencing October 14, 2004 and ending on the date of this Agreement; (B) the term “person” means any individual, partnership, corporation, limited liability company, joint venture, association, joint-stock company trust, unincorporated organization, government or agency or political subdivision thereof or other entity; and (C) the term “Significant Subsidiary” means each of IDT Telecom, Inc., IDT Media, Inc. and IDT Entertainment, Inc.

(c)                                  IDT Parent has delivered to LMC Animal Planet true and complete copies of the Certificate of Incorporation and Bylaws of each of IDT Parent and each IDT Subsidiary, as in effect on the date hereof and as will be in effect on the Closing Date.

(d)                                 All of the issued and outstanding shares of IDT Parent capital stock are duly authorized, validly issued, fully paid and nonassessable.  All outstanding shares of the capital stock of each subsidiary of IDT Parent beneficially owned by IDT Parent have been validly issued and are fully paid and nonassessable.

(e)                                  The issuance of the Consideration Shares has been approved by a written consent in lieu of a meeting of IDT Parent shareholders holding a majority of the outstanding voting power of IDT Parent (the “Shareholder Consent”) in accordance with Section 228 of the DGCL.  The Shareholder Consent meets the shareholder approval requirements of Section 312.03 of the NYSE Listed Company Manual.

(f)                                    Upon delivery in accordance with the terms of this Agreement and the Mergers, the Consideration Shares will be issued by IDT Parent from its authorized but unissued shares of IDT Parent Class B Common Stock and will be validly issued, fully paid and nonassessable and free of all Liens, other than those created by this Agreement and the Registration Rights Agreement.  Upon delivery of the Consideration Shares in accordance with the terms of this Agreement and the Mergers, LMC Animal Planet will receive good title to all of the Consideration Shares, free and clear of any preemptive or similar rights.  Each of the Consideration Shares, when issued, will be issued in compliance with the requirements of the Securities Act (subject to the accuracy of the representations and warranties of LMC Animal Planet set forth in Sections 4.07 and 4.08), the NYSE and applicable state securities laws or exemptions therefrom.

Section 5.03                                Corporate Authority.

(a)                                  Each of IDT Parent and each IDT Subsidiary has all requisite corporate power and authority necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby (including, without limitation, the Mergers).  IDT Parent has all requisite corporate power and authority necessary to execute, deliver and perform its obligations under the Registration Rights Agreement and to consummate the transactions contemplated thereby.

(b)                                 The execution, delivery and performance by each of IDT Parent and each IDT Subsidiary of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Mergers) have been duly authorized by all necessary corporate and shareholder action on the part of each of IDT Parent and each IDT Subsidiary.  The execution, delivery and performance by IDT Parent of the Registration Rights Agreement and the consummation of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of IDT Parent.

(c)                                  Each of IDT Parent and each IDT Subsidiary has duly executed and delivered this Agreement. This Agreement is a valid and binding agreement of each of IDT Parent and each IDT Subsidiary, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and general equity principles.

(d)                                 The Registration Rights Agreement, when executed and delivered by IDT Parent in accordance with this Agreement, will be duly executed and delivered by IDT Parent and will constitute a valid and binding agreement of IDT Parent, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and general equity principles.

Section 5.04                                No Violation; Consents.

(a)                                  The execution, delivery and performance by each of IDT Parent and each IDT Subsidiary of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Mergers) by each of IDT Parent and each IDT Subsidiary, and the execution, delivery and performance by IDT Parent of the Registration Rights Agreement and the consummation of the transactions contemplated thereby by IDT Parent, do not and will not contravene any Applicable Law (subject to the expiration of the Waiting Period and the expiration or termination of any applicable waiting period under the HSR Act), except for any such contravention that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  The execution, delivery and performance by each of IDT Parent and each IDT Subsidiary of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Mergers) by each of IDT Parent and each IDT Subsidiary, and the execution, delivery and performance by IDT Parent of the Registration Rights Agreement and the consummation of the transactions contemplated thereby by IDT Parent, (i) will not (A) violate, result in a breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which IDT Parent or any IDT Subsidiary is a party or by which its respective assets is subject, or (B) result in the creation or imposition of any Lien upon any of the assets of IDT Parent or any IDT Subsidiary, and (ii) will not conflict with or violate any provision of the Certificate of Incorporation or Bylaws of IDT Parent or any IDT Subsidiary, each as in effect on the date hereof and as will be in effect on the Closing Date.

(b)                                 Except for (i) filings with the NYSE to list the Consideration Shares, (ii) filings of the Information Statement with the SEC, (iii) filings and approvals contemplated by the terms of the Registration Rights Agreement, (iv) the making of any applicable filings under the HSR Act, (v) the expiration or termination of any applicable waiting periods under the HSR Act and (vi) the filing of the certificates of merger contemplated by Section 1.01(b), no consent, authorization or order of, or filing or registration with, any Governmental Entity or other person is required to be obtained or made by IDT Parent or any IDT Subsidiary for the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby (including, without limitation, the Mergers) by IDT Parent or the IDT Subsidiaries, or by IDT Parent for the execution, delivery and performance of the Registration Rights Agreement or the consummation of the transactions contemplated thereby by IDT Parent, except where the failure to obtain such consents, authorizations or orders, or make such filings or registrations, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 5.05                                IDT Reports; Financial Statements; Information Statement.

(a)                                  IDT Parent has timely filed all reports, registration statements and other filings, together with any amendments or supplements required to be made with respect thereto, that it has been required to file with the SEC under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  As of the respective dates of their filing with the SEC, the IDT Reports complied in all material respects with the applicable provisions of the Securities Act and the Exchange Act and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.  For purposes of this Agreement, “IDT Reports” means all reports, registration statements and other filings made by IDT Parent with the SEC since January 1, 2000 (including any amendments thereto, exhibits and documents incorporated by reference therein).

(b)                                 Each of the consolidated balance sheets included in or incorporated by reference into the IDT Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of IDT Parent and its subsidiaries as of the date of such balance sheet, and each of the consolidated statements of income, changes in stockholders’ equity, and cash flows included in or incorporated by reference into the IDT Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, cash flows, and changes in stockholders’ equity, as the case may be, of IDT Parent and its subsidiaries for the periods set forth in such statements (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), and in each case has been prepared in accordance with generally accepted accounting principles (“GAAP”), consistently applied during the periods involved, except as may be noted therein, and in compliance in all material respects with the rules and regulations of the SEC.

(c)                                  The Information Statement will be prepared in compliance with the requirements of Regulation 14C promulgated under the Exchange Act and, when filed with the SEC, when mailed to shareholders of IDT Parent and on the Closing Date will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

Section 5.06                                Absence of Certain Changes.  Except as otherwise expressly disclosed in the Current IDT Reports, since October 14, 2004 there has not been any event or occurrence or any change in the financial condition, properties, business or results of operations of IDT Parent that has caused or could reasonably be expected to have a Material Adverse Effect.

Section 5.07                                Litigation.  Except as otherwise expressly disclosed in the Current IDT Reports or as otherwise set forth on Schedule 5.07 to the Purchaser Disclosure Schedules, there are not any (a) outstanding judgments against or affecting IDT Parent or any of its subsidiaries, or (b) proceedings pending or, to the knowledge of the executive officers of each of IDT Parent and each IDT Subsidiary, threatened against or affecting IDT Parent or any of its subsidiaries that, if resolved adversely to IDT Parent or any of its subsidiaries, would have, individually or in the aggregate, a Material Adverse Effect.

Section 5.08                                Compliance with Laws.  Except as otherwise expressly disclosed in the Current IDT Reports, the business of IDT Parent has not been, and is not being,

conducted in violation of any Applicable Law, except for violations or possible violations that, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.  Except as otherwise expressly disclosed in the Current IDT Reports, no investigation or review by any Governmental Entity with respect to IDT Parent or any of its subsidiaries is pending or, to the knowledge of the executive officers of each of IDT Parent and each IDT Subsidiary, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

Section 5.09                                Permits and Licenses.  IDT Parent and its subsidiaries have obtained all governmental permits, licenses, franchises and authorizations required for IDT Parent and its subsidiaries to conduct their respective businesses as currently conducted, except as otherwise expressly disclosed in the Current IDT Reports and except for those the failure of which to be obtained would not have a Material Adverse Effect.

Section 5.10                                Intellectual Property, etc.  Except as otherwise expressly disclosed in the Current IDT Reports, IDT Parent and its subsidiaries have taken all reasonable efforts to ensure that they have, and have no reason to believe that they do not have, all right, title and interest in, or a valid and binding license to use, all IDT Intellectual Property (as hereinafter defined).  IDT Parent and its subsidiaries (i) have not defaulted in any material respect under any license to use any IDT Intellectual Property, (ii) are not the subject of any proceeding or litigation for infringement of any third party intellectual property, except for the proceedings disclosed in IDT Reports filed and publicly available prior to the date hereof, which proceedings IDT Parent believes are without merit, and (iii) have no knowledge of circumstances that would be reasonably expected to cause the loss or impairment of any IDT Intellectual Property, other than a default, proceeding, litigation, loss or impairment that is not having or would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.  IDT Parent and its subsidiaries have from time to time received correspondence from third parties alleging that intellectual property rights purportedly owned by said third parties have been violated by IDT Parent or its subsidiaries.  IDT Parent and its subsidiaries have also received correspondence asserting that a license may be necessary to avoid alleged violation of third party rights, none of which assertions or allegations has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, except as otherwise expressly disclosed in the Current IDT Reports.  For purposes of this Agreement, “IDT Intellectual Property” means patents and patent rights, trademark and trademark rights, tradenames and tradename rights, service marks and service mark rights, copyrights and copyright rights, trade secret and trade secret rights, and other intellectual property rights, and all pending applications for and registration of any of the foregoing that are used in the conduct of the business of IDT Parent or its subsidiaries as presently conducted.

Section 5.11                                Private Offering.  Based, in part, on LMC Animal Planet’s representations in Sections 4.07 and 4.08, the offer and sale of the Consideration Shares is exempt from the registration and prospectus delivery requirements of the Securities

Act.  Neither IDT Parent, nor anyone acting on its behalf, has offered or sold or will offer or sell any securities, or has taken or will take any other action (including, without limitation, any offering of any securities of IDT Parent) under circumstances that would require, under the Securities Act, the integration of such offering with the offering and sale of the Consideration Shares, that would subject the issuance of the Consideration Shares to the registration provisions of the Securities Act.

Section 5.12                                Business Combination Statutes.  None of LMC Animal Planet, IDT Parent or any of their respective “affiliates” and “associates” (as such terms are defined in Section 203 of the DGCL or any comparable business combination statute of any applicable jurisdiction) shall as a result of the execution of this Agreement or consummation of the Mergers, be subject to any of the restrictions of Section 203 of the DGCL, or any similar provisions of Applicable Law with respect to IDT Parent or any of IDT Parent’s direct or indirect subsidiaries, any of the shares of which are publicly traded.

Section 5.13                                Conducted Own Diligence.  Each of IDT Parent and each IDT Subsidiary represents, warrants, acknowledges and agrees that it has conducted its own investigation and due diligence of each of NTOP and Net2Phone and their respective businesses, assets, capital structure, results or operations, financial condition and prospects and in entering into this Agreement has not relied on any statements or information, whether oral or written, made or furnished by LMC Animal Planet or any of its Affiliates to IDT Parent or any of its directors, officers, employees or other Representatives (as such term is defined in Section 6.03) with respect to NTOP or Net2Phone (other than the representations and warranties made by LMC Animal Planet in Section 4.03(a)).

ARTICLE VI
COVENANTS

Section 6.01                                NYSE Listing.  IDT Parent will use its commercially reasonable efforts to cause the Consideration Shares to be listed on the NYSE upon the issuance of such shares pursuant to the Mergers.

Section 6.02                                Commercially Reasonable Efforts to Close; Preparation and Mailing of Information Statement.

(a)                                  (i)                                     Upon the terms and subject to the conditions of this Agreement, the parties will in good faith use all commercially reasonably efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with Applicable Law to consummate and make effective in the most expeditious manner practicable the Mergers in accordance with the terms of this Agreement, including, without limitation, preparing and filing as promptly as practicable an appropriate Filing of a Notification and Report Form (each, an “HSR Filing”) pursuant to the HSR Act and taking all other actions necessary, proper or advisable to cause any applicable waiting period under the HSR Act to expire or be terminated as soon as practicable.  The parties hereby agree to cooperate in all respects with each other in connection with the preparation and submission of any HSR Filing, and, if any objections are asserted with respect to the Mergers under the HSR Act, each of the parties agrees to use its reasonable best efforts to resolve any such objection; provided, however, that no party shall be required to take any action requiring, or enter into any settlement, undertaking or other agreement with a Governmental Authority that requires, such party to hold separate (including by establishing a trust or otherwise) or sell or otherwise dispose of any of its assets, businesses or interests.

(b)                                 Without limiting the generality of the foregoing, as promptly as practicable after the execution of this Agreement IDT Parent shall prepare and file with the SEC a preliminary information statement on Schedule 14C relating to the Shareholder Consent (together with any amendments thereof or supplements thereto, the “Information Statement”).  IDT Parent will notify LMC Animal Planet promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments of or supplements to the Information Statement and will supply LMC Animal Planet with any correspondence between IDT Parent or its Representatives and the SEC or its staff with respect to the Information Statement.  IDT Parent shall cause the Information Statement to comply in all material respects with all Applicable Law.  IDT Parent promptly will advise LMC Animal Planet when the Information Statement has been cleared for distribution by the SEC (or the 10-calendar day waiting period prescribed by Rule 14c-5(a) has expired without comment from the SEC or its staff).  As promptly as practicable after receipt of such clearance (or the expiration of such waiting period), IDT Parent will mail the Information Statement to its shareholders.

(c)                                  If at any time following the mailing of the Information Statement to IDT Parent’s shareholders, IDT Parent determines that any amendment or supplement is necessary to prevent the Information Statement from containing any untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, IDT Parent shall take such action as may be necessary to cure such untrue statement or omission and ensure that the requirements of Regulation 14C and other Applicable Law are complied with in order for the Shareholder Consent to be valid and effective as of the Closing Date and for the Consideration Shares to be validly issued in compliance with Applicable Law.

Section 6.03                                Confidentiality.  Unless otherwise agreed to in writing by the parties hereto, each party hereto will, and will cause its Affiliates, directors, officers, managers, employees and agents (such Affiliates and other persons being collectively referred to as “Representatives”), to (i) keep all Confidential Information of the other parties hereto confidential and not disclose or reveal any such Confidential Information to any person other than those Representatives who are participating in effecting the Mergers or who otherwise need to know such Confidential Information, (ii) use such Confidential Information only in connection with consummating the transactions contemplated hereby and enforcing their respective rights hereunder, and (iii) not use Confidential Information in any manner detrimental to the other parties hereto. In the event that a party hereto (the “Disclosing Party”) is requested pursuant to, or required by, Applicable Law or by legal process to disclose any Confidential Information of another party hereto (a “Protected Party”), such Disclosing Party shall provide the Protected Party with prompt notice of such request(s) so that the Protected Party may seek an appropriate protective order.  The obligations of the parties hereunder with respect to Confidential Information that (a) is disclosed to a third party with the Protected Party’s written approval, (b) is required to be produced under order of a court of competent jurisdiction or other similar requirements of a Governmental Entity, or (c) is required to be disclosed by Applicable Law, will, subject in the case of clauses (b) and (c) above to the disclosing party’s compliance with the preceding sentence, cease to the extent of the disclosure so consented to or required, except to the extent otherwise provided by the terms of such consent or covered by a protective order.  If a Disclosing Party uses a degree of care to prevent disclosure of the Confidential Information that is at least as great as the care it normally takes to preserve its own information of a similar nature, it will not be liable for any disclosure that occurs despite the exercise of that degree of care, and in no event will such Disclosing Party be liable for any indirect, punitive, special, consequential or incidental damages unless such disclosure resulted from its willful misconduct or gross negligence, in which event it will be liable in damages for the lost profits of the Protected Party resulting directly and solely from such disclosure.  In the event this Agreement is terminated, each party will, if so requested by another party hereto, promptly return or destroy all of the Confidential Information of the requesting party, including all copies, reproductions, summaries, analyses or extracts thereof or based thereon in the possession of its Representatives; provided, however, that no party will be required to return or cause to be returned summaries, analyses or extracts prepared by it or its Representatives, but will destroy (or cause to be destroyed) the same upon request of another party hereto.  The confidentiality obligations of the parties contained in this Section 6.03 shall survive until the third anniversary of the date of this Agreement.  For purposes of this Section 6.03, “Confidential Information” with respect any party hereto means all confidential and proprietary information about such party and its subsidiaries that is furnished by it or its Representatives to another party hereto or its Representatives, regardless of the manner in which it is furnished, in connection with the transactions contemplated hereby.  “Confidential Information” does not include, however, information which (1) has been or in the future is published or is now or in the future is otherwise in the public domain through no fault of any party hereto or its Representatives, (2) was available to any other party hereto or its Representatives on a non-confidential basis prior to its disclosure by the disclosing party, (3) becomes available to another party hereto or its Representatives on a non-confidential basis from a person other than a party hereto or its Representatives, who is not otherwise bound by a confidentiality agreement with the party to which the information relates, or such party’s Representatives, or is not otherwise prohibited from transmitting the information to another party or its Representatives, (4) is independently developed by another party hereto or its Representatives through persons who have not had, either directly or indirectly, access to or knowledge of such information or (5) is required to be publicly disclosed by a party or its Representatives pursuant to Applicable Laws.

Section 6.04                                Transfer Limitations; 1933 Act Legend.

(a)                                  Each certificate representing Consideration Shares shall bear a legend substantially in the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL SUCH SHARES ARE REGISTERED UNDER THE ACT OR, EXCEPT AS OTHERWISE PERMITTED PURSUANT TO RULE 144 UNDER THE ACT OR ANOTHER EXEMPTION FROM REGISTRATION UNDER THE ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IDT CORPORATION IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.”

(b)                                 The foregoing legend shall be removed from the certificates representing any Consideration Shares, at the request of the holder thereof, at such time as (i) such shares are sold pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act, (ii) such shares become eligible for resale pursuant to Rule 144(k), or (iii) an opinion of counsel reasonably satisfactory to IDT Parent is obtained to the effect that such legend is not required.

Section 6.05                                Confidentiality of Agreement.  Unless otherwise required by Applicable Law or as may be required in connection with the defense of a lawsuit or other legal proceeding against a party, each party shall not disclose to any other person (other than its Representatives) the existence or terms of this Agreement.

Section 6.06                                Notification of Certain Matters.  Between the date hereof and the Closing Date, each party will give prompt notice in writing to the other parties of:  (i) any information that indicates that any of its representations or warranties contained herein was not true and correct as of the date hereof or will not be true and correct as of the Closing Date, (ii) the occurrence of any event which will result, or has a reasonable prospect of resulting in, the failure of any condition specified in Article 3, and (iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or by the Registration Rights Agreement or that such transactions otherwise may violate the rights of or confer remedies upon such third party.

Section 6.07                                NTOP.

(a)                                  Each of IDT Parent, IDT Domestic-Union, LLC, a Delaware limited liability company and a subsidiary of IDT Parent (“IDT D-U”), and IDT Investments, Inc., a Nevada corporation and a subsidiary of IDT Parent (“IDT Investments” and together with IDT D-U, the “IDT Members”), hereby consents to and waives any and all rights it may have with respect to the transfer of Seller Subsidiaries Stock in the Mergers and the resultant transfer of all of the indirect interests of Liberty Parent and LMC Animal Planet in NTOP and Net2Phone, pursuant to (i) the Second Amended and Restated Limited Liability Company Agreement of NTOP Holdings, LLC, dated as of October 19, 2001 (the “NTOP LLC Agreement”), including, without limitation, pursuant to Section 9.2 thereof, and (ii) the NTOP Holdings, LLC Right of First Offer

Agreement, dated as of January 6, 2003, as amended by Amendment No. 1 thereto, dated as of December 1, 2004, by and among IDT Parent, the IDT Members, Liberty Parent, Liberty N2P, Liberty N2P II and NTOP (the “NTOP ROFR Agreement”), including, without limitation, pursuant to Section 2.1(a) thereof.

(b)                                 Each of the parties to the NTOP LLC Agreement agrees to forebear from exercising any rights such party may have pursuant to Section 10.1(a)(i) of NTOP LLC Agreement and/or pursuant to the NTOP ROFR Agreement, in each case, until the earlier of the consummation of the transactions contemplated hereby or the termination of this Agreement.

Section 6.08                                Rule 144 .  IDT Parent agrees to file all reports and any definitive proxy or information statements required to be filed by it with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, for so long as any shares of IDT Parent Class B Common Stock received by LMC Animal Planet pursuant to the terms of this Agreement (including, without limitation, pursuant to Section 9.06) constitute “restricted securities” within the meaning of Rule 144 under the Securities Act.

Section 6.09                                Asset Maintenance.

(a)                                  LMC Animal Planet hereby agrees that, from the Closing through the earlier to occur of (i) the third anniversary of the Closing Date or (ii) the assumption by Liberty Parent of LMC Animal Planet’s indemnification obligations under Section 9.02 with respect to the representations and warranties of LMC Animal Planet contained in Section 4.02 and the first four sentences of Section 4.03(a) (such period, the “Maintenance Period”), LMC Animal Planet will hold assets having a fair market value at least equal to the lesser of (A) the then-fair market value of the Consideration Shares (as the same shall be appropriately adjusted to reflect any dividend, distribution, recapitalization, stock split or combination, or similar event with respect to or affecting the IDT Parent Class B Common Stock following the Closing Date), and (B) the product of $15.83 multiplied by the number of Consideration Shares received at the Closing.

(b)                                 For purposes of this Section 6.09, the fair market value of an asset (other than cash) means the price at which a willing seller would sell, and a willing buyer would buy, such asset in an arms’-length auction transaction, having full knowledge of the facts (including any liabilities relating to such asset); provided, however, that the fair market value of any asset that consists of marketable securities which are listed on the NYSE or quoted on the Nasdaq National Market shall be equal to the product of (x) the number of such marketable securities multiplied by (y) the weighted average (based on trading volume) of the daily closing prices (as of 4:00 p.m. eastern time) per share or unit of such marketable securities as reported on the NYSE or quoted on the Nasdaq National Market, as applicable (and in either case, as published in the Wall Street Journal, or if not published therein or incorrectly published therein, in another authoritative source selected by LMC Animal Planet), for the twenty consecutive trading days ending on the second trading day prior to the date on which such fair market value determination is made.

ARTICLE VII
TAX MATTERS

Section 7.01                                Tax Definitions.  The following terms, as used in this Article 7, have the following meanings:

 “Affiliate” means, with respect to any person or entity, any other person or entity directly or indirectly controlling, controlled by or under common control with the first such person or entity.

“Combined Tax” means any income or franchise Tax payable to any state, local or foreign taxing jurisdiction with respect to any Return that includes any of the Seller Subsidiaries and is filed on, or will be filed on, an affiliated, consolidated, combined or unitary basis.

“Control” means the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of each other class of stock of the corporation.

“Federal Tax” means any Tax with respect to any Return that includes any of the Seller Subsidiaries and is filed on, or will be filed on, a consolidated basis pursuant to Section 1501 of the Code.

“Final Determination” means (i) any final determination of liability in respect of a Tax that, under Applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended Returns or appeals from adverse determinations), including a “determination” as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870AD or (ii) the payment of Tax by IDT Parent, LMC Animal Planet or any of their respective Affiliates, whichever is responsible for payment of such Tax under Applicable Law, with respect to any item disallowed or adjusted by a Taxing Authority (as defined below), provided that such responsible party determines that no action should be taken to recoup such payment and the other party agrees.

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date.

“Returns” means all returns, statements, reports, and forms (including estimated tax or information returns and reports) relating to, or required to be filed in connection with, any Taxes.

“Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Entity (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) in the case of any of the Seller Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of having been before the Closing Date a member of an affiliated, consolidated, combined or unitary group, and (iii) liability of any of the Seller Subsidiaries for the payment of any amount as a result of being a party to any Tax Sharing Agreement (other than this Agreement) before the Closing Date.

“Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding any of the Seller Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit.

“Treasury Regulations” means the regulations promulgated under the Code in effect on the date hereof and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

Section 7.02                                Tax Representations.  LMC Animal Planet represents and warrants to IDT Parent that:

(a)                                  Filing and Payment.  All material Returns required to be filed with any Taxing Authority with respect to any Pre-Closing Tax Period by or on behalf of any of the Seller Subsidiaries have, to the extent required to be filed on or before the date hereof (taking into account any extension of time within which to file), been filed when due in accordance with all Applicable Laws, and such Returns were true and complete in all material respects.  All material Taxes due and payable by any of the Seller Subsidiaries have been timely paid, or withheld and remitted to the appropriate Taxing Authority.  There are no Liens on any of the assets of any of the Seller Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax (except for Liens that arise by operation of law for Taxes not yet due and payable).

(b)                                 Procedure and Compliance.  There is no claim, audit, action, suit, proceeding or investigation now pending or threatened against or with respect to any of the Seller Subsidiaries in respect of any Tax.  All deficiencies or assessments asserted against any of the Seller Subsidiaries by any Taxing Authority have been paid or fully and finally settled.

(c)                                  Consolidation and Similar Arrangements.  None of the Seller Subsidiaries has been a member of an affiliated, consolidated, combined or unitary group other than one of which Liberty Parent was the common parent.  None of the Seller Subsidiaries has entered into any agreement or arrangement with any Taxing Authority with regard to the Tax liability of any of the Seller Subsidiaries affecting any Tax period for which the applicable statute of limitations, after giving effect to extensions or waivers, has not expired.

(d)                                 Statute of Limitations.  None of the Seller Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)                                  Section 355 Matters.  None of the Seller Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

Section 7.03                                Covenants.

(a)                                  All Returns required to be filed by LMC Animal Planet or any of its Affiliates on or after the Closing Date with respect to each of the Seller Subsidiaries with respect to any Pre-Closing Tax Period (i) will be filed when due in accordance with all Applicable Laws and (ii) will be true and complete in all material respects.

(b)                                 LMC Animal Planet shall cause Liberty Parent to include each of the Seller Subsidiaries in its consolidated Federal Tax Return and in any Combined Tax Return through the close of business on the Closing Date.

(c)                                  Neither LMC Animal Planet nor any of its Affiliates will take any position on any federal, state, local or foreign income or franchise Return, or take any other Tax reporting position that is inconsistent with the treatment of each of the Mergers as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a Final Determination.

Section 7.04                                Tax Sharing.  Any and all existing Tax Sharing Agreements (other than this Agreement) shall be terminated with respect to each of the Seller Subsidiaries as of the Closing Date, and after the Closing Date, none of the Seller Subsidiaries shall have any further rights or liabilities thereunder.

Section 7.05                                Cooperation On Tax Matters.

(a)                                  IDT Parent and LMC Animal Planet shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of any Return, and any audit, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  IDT Parent and LMC Animal Planet agree (i) to retain all books and records with respect to Tax matters pertinent to each of the Seller Subsidiaries relating to any Pre-Closing Tax Period, and to abide by all record retention agreements entered into with any Taxing Authority, and (ii) to give the other party reasonable written notice prior to destroying or discarding any such books and records and, if the other party so requests, IDT Parent or LMC Animal Planet, as the case may be, shall allow the other party to take possession of such books and records.

(b)                                 IDT Parent and LMC Animal Planet further agree, upon request, to use all reasonable efforts to obtain any certificate or other document from any Governmental

Entity or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including but not limited to with respect to the transactions contemplated hereby).

Section 7.06                                Tax Indemnification.

(a)                                  LMC Animal Planet hereby indemnifies IDT Parent and its Affiliates (each a “Purchaser Indemnitee”) against and agrees to hold each Purchaser Indemnitee harmless from any (w) Tax of any of the Seller Subsidiaries described in clause (i) of the definition of Tax related to a Pre-Closing Tax Period, (x) Tax described in clause (ii) or (iii) of the definition of Tax, (y) Tax of any of the Seller Subsidiaries resulting from a breach of the provisions of Section 7.02, Section 7.03 or Section 7.04 and (z) liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax described in clause (w), (x) or (y) above, (the sum of clauses (w), (x), (y) and (z) being referred to herein as a “Purchaser Loss”); provided, however, that LMC Animal Planet shall not have any indemnity obligation under this Section 7.06(a) in the event such Purchaser Loss results from a breach by IDT Parent or any of its Affiliates of any of the representations and warranties contained in Section 7.08(a) or the covenants contained in Section 7.08(b).

(b)                                 For purposes of this Section 7.06, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax related to the portion of such Tax period ending on and including the Closing Date shall (x) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period, and (y) in the case of any Tax based upon or related to income and any gross receipts, sales or use Tax, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date.  All determinations necessary to give effect to the allocation set forth in the foregoing clause (y) shall be made in a manner consistent with prior practice of LMC Animal Planet.

(c)                                  Not later than 5 days after receipt by LMC Animal Planet of written notice from Purchaser Indemnitee stating that any Purchaser Loss has been incurred by a Purchaser Indemnitee and the amount thereof and of the indemnity payment requested, LMC Animal Planet shall discharge its obligation to indemnify the Purchaser Indemnitee against such Purchaser Loss by paying to Purchaser Indemnitee an amount equal to the amount of such Purchaser Loss.  The payment by a Purchaser Indemnitee of any Purchaser Loss shall not relieve LMC Animal Planet of its obligations under this Section 7.06.

(d)                                 Purchaser Indemnitee shall give prompt notice to LMC Animal Planet of any Purchaser Loss or the assertion of any claim, or the commencement of any suit,

action or proceeding in respect of which indemnity may be sought under this Section 7.06 which Purchaser Indemnitee deems to be within the ambit of this Section 7.06 (specifying with reasonable particularity the basis therefor) and will give LMC Animal Planet such information with respect thereto as LMC Animal Planet may reasonably request.  LMC Animal Planet may, at its own expense, participate in and upon notice to Purchaser Indemnitee, assume the defense of any such suit, action or proceeding (including any Tax audit) in so far as it relates to the Purchaser Loss; provided that (x) counsel for LMC Animal Planet is reasonably satisfactory to Purchaser Indemnitee, (y) LMC Animal Planet shall thereafter consult with Purchaser Indemnitee upon Purchaser Indemnitee’s reasonable request for such consultation from time to time with respect to such suit, action or proceeding (including any Tax audit) and (z) LMC Animal Planet shall not, without Purchaser Indemnitee’s consent, agree to any settlement with respect to any Purchaser Loss if such settlement could adversely affect the Tax liability of Purchaser Indemnitee or any of its Affiliates.  If LMC Animal Planet assumes such defense, (i) Purchaser Indemnitee shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by LMC Animal Planet and (ii) LMC Animal Planet shall not assert that the Purchaser Loss, or any portion thereof, with respect to which Purchaser Indemnitee seeks indemnification is not within the ambit of this Section 7.06.  If LMC Animal Planet elects not to assume such defense, Purchaser Indemnitee may pay, compromise or contest the Purchaser Loss at issue.  LMC Animal Planet shall be liable for the reasonable fees and expenses of counsel employed by Purchaser Indemnitee for any period during which LMC Animal Planet has not assumed the defense thereof.  Whether or not LMC Animal Planet chooses to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.

(e)                                  LMC Animal Planet shall not be liable under this Section 7.06 with respect to any Purchaser Loss resulting from a claim or demand the defense of which LMC Animal Planet was not offered the opportunity to assume as provided under Section 7.06(d) to the extent LMC Animal Planet’s liability under this Section 7.06 is materially adversely affected as a result thereof.  No investigation by IDT Parent or any of its Affiliates at or prior to the Closing Date shall relieve LMC Animal Planet of any liability hereunder.

(f)                                    Any claim of any Purchaser Indemnitee under this Section 7.06 may be made and enforced by IDT Parent on behalf of such Purchaser Indemnitee.

Section 7.07                                Purchase Price Adjustment.  Any amount paid by LMC Animal Planet or IDT Parent under this Article 7 or 9 will be treated as an adjustment to the consideration delivered in the Mergers unless a Final Determination or change in Applicable Law (including a revenue ruling or other similar pronouncement) causes any such amount not to constitute an adjustment to the consideration delivered in the Mergers for any applicable Tax purposes.

Section 7.08                                IDT Parent Representations, Warranties and Covenants.

(a)                                  Representations and Warranties.  IDT Parent represents and warrants to LMC Animal Planet that:

(i)                                     Each of the IDT Subsidiaries is a corporation for U.S. federal income tax purposes and is wholly owned directly by IDT Parent.

(ii)                                  IDT Parent and its Affiliates have no plan or intention to cause any of the Surviving Entities to issue additional shares of their capital stock that would result in IDT Parent losing Control of any of the Surviving Entities.

(iii)                               Each of the IDT Subsidiaries is a newly formed corporation formed solely for the purpose of engaging in its respective Merger and has engaged in no business activity or operations of any kind other than in connection with its formation and this Agreement.  At no time prior to the Effective Time of its respective Merger will any IDT Subsidiary have had any assets (other than nominal assets contributed upon its formation, which assets will be transferred to the Surviving Entity in its respective Merger).  Except for obligations or liabilities incurred in connection with the transactions contemplated by this Agreement, none of the IDT Subsidiaries has incurred, directly or indirectly, any obligations or liabilities.

(iv)                              Neither IDT Parent, nor any person related to IDT Parent within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations, has any plan or intention to redeem, purchase, exchange or otherwise acquire any of the Consideration Shares issued in the Mergers, either directly or through any partnership or other transaction, agreement or arrangement with any other person, other than pursuant to open market purchases as part of a general stock buy back program in which the sellers are anonymous.

(v)                                 As part of the same plan as the Mergers, IDT Parent or a member of IDT Parent’s qualified group of corporations (as defined in Treasury Regulations Section 1.368-1(d)(4)(ii)) will continue each of the Seller Subsidiaries’ “historic business” or use a “significant portion” of each of the Seller Subsidiaries’ “historic business assets” in a business, as such terms are defined in Treasury Regulations Section 1.368-1(d)(2) and (3).

(vi)                              IDT Parent and its Affiliates have no plan or intention to cause any of the Surviving Entities to:  (A) liquidate; (B) merge with or into another corporation or entity; or (C) sell, exchange or otherwise dispose of any of its assets, except for transfers of assets described in Treasury Regulations Section 1.368-2(k).

(vii)                           IDT Parent and its Affiliates have no plan or intention to sell, exchange or otherwise dispose of any of the capital stock of any of the Surviving Entities, except for transfers of capital stock described in Treasury Regulations
Section 1.368-2(k).

(viii)                        IDT Parent has no plan or intention to:  (A) liquidate; (B) merge with or into another corporation or entity; or (C) sell or otherwise dispose of all or substantially all of its assets.

(ix)                                Each of IDT Parent and each IDT Subsidiary will pay its expenses, if any, incurred in connection with the Mergers.

(x)                                   There is no intercorporate indebtedness existing between IDT Parent (or any of its Affiliates) and any of the Seller Subsidiaries that was issued, acquired or will be settled at a discount.

(xi)                                Neither IDT Parent nor any of the IDT Subsidiaries is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

(xii)                             Neither IDT Parent nor any of the IDT Subsidiaries is under the jurisdiction of a court in a case under Title 11 of the United States Code, or a receivership, foreclosure, or similar proceeding in a federal or state court.

(b)                                 Covenants.

(i)                                     IDT Parent and its Affiliates will comply with all record-keeping and reporting requirements applicable to the Mergers set forth in Treasury Regulation Section 1.368-3.

(ii)                                  Neither IDT Parent nor any of its Affiliates will take any position on any federal, state, local or foreign income or franchise Return, or take any other Tax reporting position that is inconsistent with the treatment of each of the Mergers as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required by a Final Determination.

(iii)                               Neither IDT Parent nor any of its Affiliates will take or cause to be taken any action as part of the same plan as the Mergers that would reasonably be expected to cause any of the Mergers to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code.

(iv)                              Neither IDT Parent nor any of its Affiliates (including, after the Closing, the Surviving Entities) shall effect or engage in any transactions or other actions (other than the actions contemplated by this Agreement) relating to any Surviving Entity out of the ordinary course of business on the Closing Date.

Section 7.09                                Transfer Taxes.  One-half of all transfer Taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement shall be paid by LMC Animal Planet, and one-half of all transfer Taxes and fees (including any penalties and interest) incurred in connection with transactions contemplated by this Agreement shall be paid by IDT Parent, in each case, when due. LMC Animal Planet will, at its own expense, file (or cause its Affiliates to file) all necessary Returns and other documentation with respect to all such Taxes and fees, and, if required by Applicable Law, IDT Parent will, and will cause its Affiliates to, join in the execution of any such Returns and other documentation.

Section 7.10                                Survival.  Notwithstanding anything in this Agreement to the contrary, (a) the representations and warranties of the parties contained in this Article 7 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof), and (b) the covenants and agreements of the parties in this Article 7 will survive the Closing without limitation unless otherwise contemplated by their terms.

ARTICLE VIII
EMPLOYEE BENEFIT PLANS

Section 8.01                                Employee Benefit Plans Representations.  LMC Animal Planet represents and warrants to IDT Parent that the transactions contemplated by this Agreement are not transactions described in Section 4063 or 4069 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and none of the Surviving Entities nor any of their respective Affiliates will have or be subject to any liability under Title IV of ERISA with respect to any plan sponsored, maintained or contributed to by any person under “common control” with any Seller Subsidiary prior to the Effective Time of the Merger to which such Seller Subsidiary is party, within the meaning of Section 4001(a)(14) of ERISA.

ARTICLE IX
INDEMNIFICATION

Section 9.01                                Indemnification by each of IDT Parent and each IDT Subsidiary.  Each of IDT Parent and each IDT Subsidiary covenants and agrees, jointly and severally, to defend, indemnify and save and hold harmless LMC Animal Planet, together with its shareholders, partners, trustees, beneficial owners, attorneys and Representatives from and against any and all losses, costs, expenses, liabilities, claims or legal damages (including, without limitation, reasonable fees and disbursements of counsel and accountants and other costs and expenses incident to any actual or threatened claim, suit, action or proceeding, whether incurred in connection with a claim against LMC Animal Planet or a Seller Subsidiary, or a third party claim) arising out of or resulting from (i) any inaccuracy in or breach of any representation or warranty made by IDT Parent or any IDT Subsidiary in this Agreement or in any writing delivered pursuant to this Agreement (other than in respect of any representation or warranty made pursuant to Article 7, as to which this Section 9.01 shall not apply), and (ii) the failure of IDT Parent or any IDT Subsidiary to perform or observe fully any covenant, agreement or provisions to be performed or observed by it pursuant to this Agreement (other than any covenant, agreement or provision made pursuant to Article 7 of this Agreement, as to which this Section 9.01 shall not apply); provided, that the indemnity agreement contained in this Section 9.01 shall not apply to amounts paid in settlement of any such loss, claims, damage, liability or action if such settlement is effected without the consent of IDT Parent (which consent shall not be unreasonably withheld).  Notwithstanding anything to the contrary contained herein, IDT Parent and the IDT Subsidiaries shall not be liable for any indemnification payments pursuant to this Section 9.01 in the aggregate in excess of $60 million; provided, however, that there shall be no limitation on indemnification amounts payable by IDT Parent or any IDT Subsidiary pursuant to this Section 9.01 for any breach of the representations and warranties contained in Sections 5.02 (c), (d) and (f).

Section 9.02                                Indemnification by LMC Animal Planet.  LMC Animal Planet covenants and agrees to defend, indemnify and save and hold harmless IDT Parent and each IDT Subsidiary, together with their respective shareholders, partners, trustees, beneficial owners, attorneys and Representatives from and against any and all losses, costs, expenses, liabilities, claims or legal damages (including, without limitation, reasonable fees and disbursements of counsel and accountants and other costs and expenses incident to any actual or threatened claim, suit, action or proceeding, whether incurred in connection with a claim against IDT Parent or an IDT Subsidiary, or a third party claim), arising out of or resulting from (i) any inaccuracy in or breach of any representation or warranty made by LMC Animal Planet in this Agreement or in any writing delivered pursuant to this Agreement (other than in respect of any representation, warranty made pursuant to Article 7, as to which this Section 9.02 shall not apply), and (ii) the failure of LMC Animal Planet to perform or observe fully any covenant, agreement or provisions to be performed or observed by it pursuant to this Agreement (other than any covenant, agreement or provision made pursuant to Article 7 of this Agreement, as to which this Section 9.02 shall not apply); provided, that the indemnity agreement contained in this Section 9.02 shall not apply to amounts paid in settlement of any such loss, claims, damage, liability or action if such settlement is effected without the consent of LMC Animal Planet (which consent shall not be unreasonably withheld).  Notwithstanding anything to the contrary contained herein, LMC Animal Planet shall not be liable for any indemnification payments pursuant to this Section 9.02 in the aggregate in excess of $60 million; provided, however, that there shall be no limitation on indemnification amounts payable by LMC Animal Planet pursuant to this Section 9.02 for any breach of the representations and warranties contained in Section 4.02, the first four sentences of Section 4.03(a) and Article 8.

Section 9.03                                Procedure.  Each party or person entitled to be indemnified pursuant to this Article 9 (each, an “Indemnified Person”) shall notify each other party to this Agreement in writing of any action against such Indemnified Person in respect of which such other party (each, an “Indemnifying Person”) is or may be obligated to provide indemnification on account of this Article 9, promptly after the receipt of notice of such action.  The failure of any Indemnified Person so to notify an Indemnifying Person of any such action shall not relieve such Indemnifying Person from any liability which it may have to such Indemnified Person, except to the extent such Indemnifying Person shall have been materially prejudiced by the failure of such Indemnified Person so to notify it, pursuant to this Section 9.03.  In case any such action shall be brought against any Indemnified Person and it shall notify the Indemnifying Persons of the commencement thereof, the Indemnifying Persons shall be entitled to participate in the defense thereof and, to the extent that the Indemnifying Persons may wish to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Person, and after notice to such Indemnified Person of their election so to assume the defense thereof, the Indemnifying Persons will not be liable to such Indemnified Person under this Article 9 for any legal or other expense subsequently incurred by such Indemnified Person in connection with the defense thereof; provided, however, that (i) if the Indemnifying Persons shall elect not to assume the defense of such claim or action or (ii) if the Indemnified Person reasonably determines (x) that there may be a conflict between the positions of the Indemnifying Persons and of the Indemnified Person in defending such claim or action or (y) that there may be legal defenses available to such Indemnified Person different from or in addition to those available to the Indemnifying Persons, then separate counsel for the Indemnified Person shall be entitled to participate in and conduct the defense, in the case of (i) and (ii)(x), or such different defenses, in the case of (ii)(y), and the Indemnifying Persons shall be liable for any reasonable legal or other expenses incurred by the Indemnified Person in connection therewith.

Section 9.04                                Exclusivity of Remedy.  The indemnification provisions set forth in Articles 7 and 9 are the sole and exclusive remedy for breach of any and all representations and warranties contained in this Agreement; provided, however, that the foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any party may have for breach of any and all covenants and agreements contained in this Agreement.  Notwithstanding anything in this Agreement to the contrary, neither LMC Animal Planet or any Seller Subsidiary, on the one hand, nor IDT Parent or any IDT Subsidiary, on the other hand, shall be liable to the other for any indirect, punitive, special, consequential or incidental damages under any provision of this Agreement or for any indirect, punitive, special, consequential or incidental damages arising out of any act or failure to act hereunder, even if such party has been advised of or has foreseen the possibility of such damages.

Section 9.05                                Certain Limitations.  The indemnification obligations of the parties hereto with respect to claims asserted for any breach of a representation or warranty set forth in Article 4 or 5 prior to expiration of the survival period applicable to such representation or warranty shall survive until such claims are finally adjudicated or otherwise resolved.

Section 9.06                                Method of Payment for Certain Indemnification Payments.  Any indemnification payments to be made by IDT Parent or an IDT Subsidiary pursuant to Article 9 shall be made by delivering shares of IDT Parent Class B Common Stock.  Any shares of IDT Parent Class B Common Stock to be delivered pursuant to this Section 9.06 shall be valued based on the weighted average (based on trading volume) of the daily closing prices (as of 4:00 p.m. eastern time) per share of IDT Parent Class B Common Stock as reported on the NYSE (as published in the Wall Street Journal, or if not published therein or incorrectly published therein, in another authoritative source mutually selected by IDT Parent and LMC Animal Planet) for the twenty consecutive trading days ending on the second trading day prior to the date on which such indemnification payment is made by IDT Parent or an IDT Subsidiary.  All such shares of IDT Parent Class B Common Stock so delivered pursuant to this Section 9.06 shall be duly authorized, fully paid, and non-assessable, shall be issued in compliance with all Applicable Law and not be subject to any Liens and shall be treated as Registrable

Securities (as defined in the Registration Rights Agreement) for all purposes under the Registration Rights Agreement.

ARTICLE X
TERMINATION

Section 10.01                          Termination.

(a)                                  This Agreement may be terminated and the Mergers may be abandoned at any time prior to the Effective Time of the Mergers:  (i) by mutual written agreement of LMC Animal Planet and IDT Parent, at any time prior to the Closing Date, or (ii) by LMC Animal Planet or IDT Parent if the Closing has not occurred on or prior to February 28, 2005 (the “Outside Date”), or if any Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Mergers; provided, that the right to terminate this Agreement pursuant to the foregoing clause (ii) shall not be available to any party whose breach of a representation or warranty or failure to fulfill any agreement or obligation under this Agreement was the cause of or resulted in the failure of the Closing to occur by the Outside Date.  Any party desiring to terminate this Agreement pursuant to this Section 10.01(a) shall promptly give notice of such termination to the other parties hereto.

(b)                                 If this Agreement is terminated as permitted by Section 10.01(a), such termination shall be without liability of any party to this Agreement (or its Representatives) to any other party to this Agreement (or its Representatives), except with respect to any losses (excluding consequential, indirect, special or incidental damages) that a party (or its Representatives) may incur or suffer as a result of another party’s breach of this Agreement, including, without limitation, (i) any willful failure of the breaching party to fulfill a condition to the performance of the obligations of the non-breaching party, (ii) any failure by the breaching party to perform a covenant made by it in this Agreement or (iii) any breach by the breaching party of any of its representations or warranties contained herein.  The provisions of Sections 6.03, 6.05, 11.03 and 11.13 and this Article 10 shall survive any termination of this Agreement.

ARTICLE XI
MISCELLANEOUS

Section 11.01                          Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto and the attempted or purported assignment shall be void.  Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

Section 11.02                          Survival.  Except as expressly provided otherwise herein, and subject to Section 7.10, (i) the representations and warranties of the parties set forth in this Agreement, other than the representations and warranties set forth in Section 5.02(f) which shall survive the Closing indefinitely, shall survive the Closing for a period of three years after the Closing Date, and (ii) the covenants and agreements of the parties set forth in this Agreement shall survive the Closing indefinitely.

Section 11.03                          Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law thereof.

Section 11.04                          Counterparts; Effectiveness.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall be deemed to constitute one and the same instrument.  Signature pages from separate identical counterparts may be combined with the same effect as if the parties signing such signature page had signed the same counterpart. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

Section 11.05                          Captions and Headings.  The captions and headings used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

Section 11.06                          Notices.  Unless otherwise provided herein, any notice or other communication required or permitted to be given or effected under this Agreement shall be in writing and shall be deemed effective upon personal or facsimile delivery to the party to be notified or one Business Day after deposit with an internationally recognized courier service, delivery fees prepaid, or three Business Days after deposit with the U.S. mail, return receipt requested, postage prepaid, and in each case, addressed to the party to be notified at the following respective addresses, or at such other addresses or to such other parties as may be designated by written notice by the parties hereto, provided that any notice of change of address shall be deemed effective only upon receipt:

If to IDT Parent or any IDT Subsidiary, to:

IDT Corporation
520 Broad Street
Newark, New Jersey  07102
Attn:  Ely Tendler, Esq.
Telephone:  (973) 438-3616
Fax:  (973) 438-1616

[Name of applicable IDT Subsidiary]
c/o IDT Corporation
520 Broad Street
Newark, New Jersey  07102
Attn:  Ely Tendler, Esq.
Telephone:  (973) 438-3616
Fax:  (973) 438-1616

with a copy to:

Mound, Cotton, Wollan & Greengrass
One Battery Park Plaza
New York, New York 1004
Attn:  Thomas R. Weinberger
Telephone:  (212) 804-4260
Fax:  (212) 344-8066

If to LMC Animal Planet, to:

LMC Animal Planet, Inc.
c/o Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
Attn: Charles Y. Tanabe
Telephone: (720) 875-5400
Fax: (720) 875-5858

with a copy to:

Baker Botts, L.L.P.
30 Rockefeller Plaza
New York, New York 10112-4998
Attn: Robert W. Murray Jr.
Telephone: (212) 408-2500
Fax: (212) 408-2501

If to any Seller Subsidiary, to:

[Name of applicable Seller Subsidiary]
c/o Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
Attn: Charles Y. Tanabe
Telephone: (720) 875-5400
Fax: (720) 875-5858

with a copy to:

Baker Botts, L.L.P.
30 Rockefeller Plaza
New York, New York 10112-4998
Attn: Robert W. Murray Jr.
Telephone: (212) 408-2500
Fax: (212) 408-2501

Section 11.07                          Amendments and Waivers.  All terms of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance or either retroactively or prospectively), only with the written consent of each of LMC Animal Planet and IDT Parent.  Any amendment or waiver effected in accordance with this Section 11.07 shall be binding upon each party to this Agreement.

Section 11.08                          Severability.  If one or more provisions of this Agreement are held to be unenforceable under Applicable Law, such provisions shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

Section 11.09                          Entire Agreement.  This Agreement (and the Exhibits and Schedules hereto) and the Registration Rights Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understanding and discussions among the parties with respect thereto.

Section 11.10                          Specific Enforcement.  The parties hereto agree that irreparable harm would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which the parties are entitled at law or in equity.

Section 11.11                          Expenses.  Except as otherwise expressly set forth in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 11.12                          Further Assurances.  At and after the Effective Time of each Merger, the officers of the Surviving Entity of such Merger will be authorized to execute and deliver, in the name and on behalf of the Seller Subsidiary party to such Merger or the IDT Subsidiary party to such Merger, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of such Seller Subsidiary or such IDT Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in such Surviving Entity any and all right, title and interest in, to and under any of the rights, properties or assets of such Seller Subsidiary or such IDT Subsidiary acquired or to be acquired by such Surviving Entity as a result of, or in connection with, such Merger.

Section 11.13                          Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT AND THE REGISTRATION RIGHTS AGREEMENT.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  THIS SECTION 11.13 HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS SHALL NOT BE SUBJECT TO ANY EXCEPTIONS.  EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS OR MODIFICATION TO (OR ASSIGNMENTS OF) THIS AGREEMENT.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL (WITHOUT A JURY) BY THE COURT.

Section 11.14                          Third Party Beneficiaries.  Except as otherwise expressly set forth in this Agreement, this Agreement is not intended to confer any rights or remedies upon any person other than the parties hereto.

[Signature page immediately follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed.

LMC ANIMAL PLANET, INC.		IDT CORPORATION

By:	/s/ Albert Rosenthaler	By:	/s/ Ira A. Greenstein
Name: Albert Rosenthaler		Name: Ira A. Greenstein
Title: Senior Vice President		Title: President

LIBERTY N2P, INC.		IDT LMC-N2P ACQUISITION I, INC.

By:	/s/ Albert Rosenthaler	By:	/s/ Ira A. Greenstein
Name: Albert Rosenthaler		Name: Ira A. Greenstein
Title: Senior Vice President		Title: Authorized Signatory

LIBERTY N2P II, INC.		IDT LMC-N2P ACQUISITION II, INC.

By:	/s/ Albert Rosenthaler	By:	/s/ Ira A. Greenstein
Name: Albert Rosenthaler		Name: Ira A. Greenstein
Title: Senior Vice President		Title: Authorized Signatory

LIBERTY N2P III, INC.		IDT LMC-N2P ACQUISITION III, INC.

By:	/s/ Albert Rosenthaler	By:	/s/ Ira A. Greenstein
Name: Albert Rosenthaler		Name: Ira A. Greenstein
Title: Senior Vice President		Title: Authorized Signatory

(continues on next page)

And solely for purposes of Section 6.07:

LIBERTY MEDIA CORPORATION

By:	/s/ Albert Rosenthaler
Name: Albert Rosenthaler
Title: Senior Vice President

IDT DOMESTIC-UNION, LLC

By: IDT Domestic Telecom, Inc., Managing Member

By:	/s/ Norman Rosenberg
Name: Norman Rosenberg
Title: Chief Financial Officer

IDT INVESTMENTS, INC.

By:	/s/ Gil Boosidan
Name: Gil Boosidan
Title: Treasurer

NTOP HOLDINGS, LLC

By:	/s/ Anthony S. Davidson
Name: Anthony S. Davidson
Title: Manager